Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen Investor Relations Tel: 213-486-6546 Email: investor_relations@mflex.com

MFLEX REPORTS STRONG FINANCIAL RESULTS FOR FISCAL 2010 FOURTH

QUARTER AND RECORD FULL-YEAR NET SALES

Record full-year net sales of $791.3 million; Continued robust smartphone end-market demand and solid operating execution drive strong performance

Anaheim, CA, November 4, 2010 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported financial results for its fourth quarter and full-year ended September 30, 2010. Net sales in the fourth quarter of fiscal 2010 were $226.7 million, an increase of 13.8 percent from net sales of $199.2 million in the same period of the prior year. The increase in net sales was due primarily to strong demand from new smartphone product introductions.

Gross margin during the fourth quarter of fiscal 2010 of 14.1 percent was unchanged from the prior year period as improved operating efficiencies were offset by higher labor and material costs.

Cash flow from operating activities for the fourth quarter of fiscal 2010 was $1.4 million. The Company’s cash, cash equivalents and short-term investments balance at September 30, 2010 of $114.9 million, or $4.66 per diluted share, declined during the quarter primarily due to expenditures related to the Company’s capacity expansion initiatives and stock re-purchase program.

Commenting on the fourth quarter results, Reza Meshgin, Chief Executive Officer of MFLEX said, “As a key supplier to leading smartphone and other consumer electronic device OEMs, we continued to see strong demand for our flex assemblies. Fourth quarter net sales increased more than 25 percent on a sequential quarter basis and helped generate the highest full-year net sales in the history of the Company. Operationally, our execution was solid as manufacturing yields improved significantly compared to the prior sequential quarter. While we continue to experience pricing pressure, foreign exchange pressure due to the appreciation of the China Yuan and rising labor costs in China, operating efficiencies coupled with the increased sales volume resulted in fourth quarter gross margins within our targeted range. In addition to our strong

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operational performance, during the quarter we repurchased approximately 1.3 million shares of the Company’s common stock for a purchase price of $30.8 million, which is reflective of our solid financial position and commitment to maximizing shareholder value.”

Fourth quarter net income was $6.1 million, or $0.25 per diluted share. These results reflect approximately $6.1 million in pre-tax impairment and restructuring costs. This is comprised of $1.8 million associated with completing the realignment of operations in Anaheim, Malaysia and, most recently, the U.K. to reduce costs and improve the Company’s competitive position, and $4.3 million due to the impairment of the intangible assets acquired in the December 2008 Pelikon Limited transaction. While the Company believes the keypad technology acquired in the Pelikon transaction continues to have promise, the Company could not support the carrying value of the asset given the lack of near term customer orders. On an after-tax basis, these charges totaled $5.9 million, or $0.24 per diluted share. The Company does not expect to incur additional material restructuring or impairment charges in the foreseeable future.

Fiscal Year 2010 Financial Highlights

For the fiscal year ended September 30, 2010, net sales increased 3.5 percent to a record $791.3 million from $764.4 million in fiscal 2009. Fiscal 2010 net income totaled $29.8 million, or $1.16 per diluted share, which included impairment and restructuring costs totaling approximately $11.4 million, or $0.45 per diluted share. This compares to net income of $46.1 million, or $1.81 per diluted share, during the prior fiscal year.

Share Repurchase Program

As announced in January 2009, the board of directors of MFLEX approved a share repurchase program for up to 2,250,000 shares in the aggregate of the Company’s common stock.

During the fourth quarter of fiscal 2010, the Company repurchased approximately 1.3 million shares authorized at a weighted-average purchase price of $23.29 per share, for a purchase price of $30.8 million.

Outlook

For the first quarter of fiscal 2011, the Company expects net sales to range between $225 and $245 million, and gross margin to range between 13 and 15 percent based on the projected sales volume, product mix and exchange rate fluctuations.

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Commenting on the Company’s business outlook, Mr. Meshgin said, “We expect another strong net sales performance during the first quarter of fiscal 2011 given recent program wins and the seasonal demand we traditionally experience heading into the holiday season. Looking further ahead, we are pleased with the solid relationships we continue to enjoy among our existing customer base, traction we are gaining from potential new OEMs and the availability of additional manufacturing capacity from MFC3, our new state-of-the-art facility currently on-line in China. This gives us confidence in our belief that we can generate 10 to 20 percent net sales growth in fiscal 2011, driven by significantly stronger sales volumes projected during the second half of the year.”

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its financial results for the fourth quarter and full-year of fiscal 2010. The dial-in number for the call in North America is 1-866-225-8754 and 1-480-629-9692 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4377927.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include mobile phones and smart mobile devices, computer/data storage, portable bar code scanners and other handheld consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

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Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; net sales; sales; full year net sales projections; net income; cash balances, cash flow, uses of cash and the expected benefits thereof; tax rates; operating expenses; capital expenditures; profitability; gross margins, including factors that could affect gross margins; the Company’s pricing environment; labor costs; foreign exchange rates; yields and yield issues; labor productivity and operating efficiencies; growth and diversification of the Company’s customer base and product mix; the Company’s relationship and opportunities with its customers; trends regarding the use of flex in smartphones and other consumer electronic devices; demand for smartphones and other consumer electronic devices and sales of our products into such product categories; the Company’s competitive advantages, market opportunities and differentiators; the value of SmartInk® and printed electronic technologies; current and upcoming programs, product mix and the material content and ramping thereof; efficiencies and effectiveness of location strategy for the Company’s workforce and operations and recent asset rationalizations; the Company’s manufacturing capabilities, capacity and ability to ramp-up and expand production of flex and flex assemblies; expectations regarding future impairments and restructurings; and plans regarding expansion of the Company’s manufacturing facilities. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “look,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy or seasonality on the demand for electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; the Company’s ability to develop and deliver new technologies; the Company’s ability to diversify its customer base and markets; the Company’s effectiveness in managing manufacturing processes and costs and expansion of its operations; the Company’s efficiencies and effectiveness of location strategy for the Company’s workforce and operations; the Company’s ability to manage quality assurance and workforce issues; the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans; electricity, material and component shortages; the impact of competition, pricing pressures and technological advances; labor issues in the jurisdictions in which the Company operates; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2009
Net sales	$226,715	$199,172	$791,339	$764,432
Cost of sales	194,688	171,043	678,294	653,568

Gross profit	32,027	28,129	113,045	110,864
Operating expenses:
Research and development	3,717	1,614	14,455	5,505
Sales and marketing	6,458	5,565	24,086	22,146
General and administrative	6,016	6,116	21,625	25,486
Impairment and restructuring	6,111	201	11,376	328

Total operating expenses	22,302	13,496	71,542	53,465

Operating income	9,725	14,633	41,503	57,399
Other income (expense), net:
Interest expense	(115)	(270)	(782)	(768)
Interest income	165	16	535	767
Other income (expense), net	(267)	109	472	(1,358)

Income before income taxes	9,508	14,488	41,728	56,040
Provision for income taxes	(3,371)	(2,932)	(11,953)	(9,972)

Net income	$6,137	$11,556	$29,775	$46,068

Net income per share:
Basic	$0.25	$0.46	$1.18	$1.84
Diluted	$0.25	$0.45	$1.16	$1.81
Shares used in computing net income per share:
Basic	24,351	25,094	25,203	25,026
Diluted	24,669	25,624	25,607	25,453

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2010	September 30, 2009
Cash and cash equivalents	$99,875	$139,721
Short-term investments	14,991	11,812
Accounts receivable, net	149,469	129,270
Inventories	76,933	50,285
Other current assets	13,712	17,475

Total current assets	354,980	348,563
Property, plant and equipment	185,282	150,099
Other assets	22,059	27,268

Total assets	$562,321	$525,930

Accounts payable	$156,910	$122,524
Other current liabilities	32,049	24,003

Total current liabilities	188,959	146,527
Notes payable	—	10,852
Other long-term liabilities	11,830	9,563
Stockholders’ equity	361,532	358,988

Total liabilities and stockholders’ equity	$562,321	$525,930

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2010	2009	2010	2009
Cash flows from operating activities
Net Income	$6,137	$11,556	$29,775	$46,068
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,198	10,415	44,457	40,766
Provision for doubtful accounts	4,125	2,259	7,781	2,489
Deferred taxes	(1,784)	4,196	(1,644)	4,311
Stock-based compensation expense	429	777	4,723	3,437
Asset impairments	4,438	554	7,912	1,932
Gain on disposal of equipment	(3)	(2)	(292)	(194)
Changes in operating assets and liabilities	(22,141)	(2,728)	(25,840)	14,328

Net cash provided by operating activities	1,399	27,027	66,872	113,137
Cash flows from investing activities
Sales of investments	12,261	—	18,457	50
Purchases of investments	(14,993)	—	(19,989)	—
Purchases of property and equipment (1)	(20,832)	(18,124)	(59,923)	(31,971)
Proceeds from sale of equipment	868	11	2,321	795
Change in restricted cash, net	—	56	—	204
Acquisition of business, net of cash acquired	—	—	—	(872)

Net cash used in investing activities	(22,696)	(18,057)	(59,134)	(31,794)
Cash flows from financing activities
Income tax benefit related to stock option exercises	960	2,062	1,069	2,131
Debt issuance costs	—	—	—	(891)
Proceeds from exercise of stock options	50	1,681	1,910	3,482
Repayment of long-term debt	—	—	(11,144)	—
Repurchase of common stock	(30,782)	—	(39,059)	(8,410)
Tax withholdings for net share settlements of equity awards	(54)	—	(1,302)	—

Net cash (used in) provided by financing activities	(29,826)	3,743	(48,526)	(3,688)
Effect of exchange rate changes on cash	741	2	942	(24)

Net (decrease) increase in cash	(50,382)	12,715	(39,846)	77,631
Cash and cash equivalents at beginning of period	150,257	127,006	139,721	62,090

Cash and cash equivalents at end of period	$99,875	$139,721	$99,875	$139,721

(1)	Excludes $19,955 of capital expenditures accrued but not paid as of September 30, 2010.

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